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Ken Lamb: (248) 754-0884

BORGWARNER EXPECTS 2011 EARNINGS GROWTH OF 35% to 40% WITH SALES GROWTH OF 16% TO 20%

Auburn Hills, Michigan, January 11, 2011 – BorgWarner Inc. (NYSE: BWA) today provided 2011 earnings guidance of $3.85 to $4.15 per diluted share, which implies earnings growth of 35% to 40% as compared to 2010 earnings guidance of $2.85 to $2.95 per diluted share.

“In 2011, we expect another record year for sales and earnings,” said Tim Manganello, BorgWarner Chairman and CEO. “Robust growth in global vehicle production is expected in 2011, and we expect our sales growth to significantly outpace the market. As market demand for efficient powertrains continues to accelerate, adoption of our product technologies that improve fuel economy, emissions and performance, continues to accelerate as well.”

BorgWarner’s strong backlog of net new business is expected to drive sales growth of 16% to 20% in 2011 compared with 2010 while global light vehicle production is expected to grow 6% during the same period. From a regional perspective, light vehicle production is expected to be approximately 13 million units in North America, 19 million units in Europe and 16 million units in China. The impact of foreign currencies in 2011 versus 2010 is expected to be minimal.

The company expects 2011 operating margins to be 10.5% or better, which is higher than its historical operating margin guidance range of 8.5% to 9.0%. The expectation of improved margins can be largely attributed to restructuring actions taken in 2008 and 2009, incremental income from higher sales and an ongoing focus on cost reductions. These positives are expected to more than offset the costs of global growth, higher raw material costs and other inflationary cost pressures.

Today, at approximately 3:00pm ET, the company will webcast its presentation at the Deutsche Bank Global Auto Industry Conference in Detroit, Michigan, which will include a discussion of its guidance. The webcast can be accessed at: http://www.borgwarner.com/invest/webcasts.shtml.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 57 locations in 17 countries. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, Deere & Company, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com.

Additional Important Information

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “outlook”, "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K.  We do not undertake any obligation to update any forward-looking statements.

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